Exhibit 99.2

KING DIGITAL ENTERTAINMENT PLC

CONSOLIDATED FINANCIAL STATEMENTS AND FOOTNOTES

December 31, 2015, 2014 and 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of:

King Digital Entertainment plc

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows present fairly, in all material respects, the financial position of King Digital Entertainment plc and its subsidiaries at December 31, 2015 and December 31, 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

February 8, 2016

KING DIGITAL ENTERTAINMENT PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In US$ thousands, except per share data)

		Year Ended December 31,
	Notes	2015	2014	2013
Revenue	6	$1,999,490	$2,260,241	$1,884,301
Other income		13,079	9,163	—
Costs and expenses:
Cost of revenue		636,295	716,743	584,358
Research and development		198,445	177,934	110,502
Sales and marketing		344,822	455,408	376,898
General and administrative		178,410	184,236	95,667
Total costs and expenses	7	1,357,972	1,534,321	1,167,425
Other gains (losses)	9	21,859	34,100	(870)
Net finance costs		(667)	(905)	(1,731)
Profit before tax		675,789	768,278	714,275
Income tax expense	10	159,010	193,427	146,681
Profit		$516,779	$574,851	$567,594

Earnings per share attributable to the equity holders of the Company during the year
Basic earnings per share	11	$1.65	$1.86	$1.86
Diluted earnings per share	11	$1.62	$1.79	$1.75

See accompanying notes to the consolidated financial statements.

KING DIGITAL ENTERTAINMENT PLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In US$ thousands)

	Year Ended December 31,
	2015	2014	2013
Profit for the year	$516,779	$574,851	$567,594
Other comprehensive income:
Items that may be subsequently reclassified to profit
Exchange difference on translation of foreign subsidiaries, net of tax of $0	(18,603)	(45,917)	4,062
Total comprehensive income for the year	$498,176	$528,934	$571,656

See accompanying notes to the consolidated financial statements.

KING DIGITAL ENTERTAINMENT PLC

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In US$ thousands)

		December 31,
	Notes	2015	2014

Assets
Current assets
Cash and cash equivalents	12	$1,107,386	$963,972
Trade and other receivables	13	157,880	228,392
Income tax receivable		39,654	103,748
Total current assets		1,304,920	1,296,112
Non current assets
Intangible assets, net	14	104,744	48,587
Property, plant and equipment, net	15	56,541	34,310
Deferred tax assets	16	30,745	14,733
Income tax receivable		34,598	38,431
Other deposits		2,599	9,604
Total non current assets		229,227	145,665
Total assets		$1,534,147	$1,441,777
Liabilities and shareholders’ equity
Current liabilities
Trade and other payables	17	101,323	137,638
Deferred revenue		56,274	34,310
Income tax liabilities		167,570	232,637
Provision for other liabilities	18	4,017	—
Total current liabilities		329,184	404,585
Non current liabilities
Deferred tax liabilities	16	3,634	669
Income tax liabilities		52,136	51,589
Provision for other liabilities	18	9,673	3,055
Other non current liabilities		4,356	13,000
Total non current liabilities		69,799	68,313
Total liabilities		$398,983	$472,898
Shareholders’ equity
Share capital	19	77	78
Other reserves		404,181	456,499
Retained earnings		730,906	512,302
Total shareholders’ equity		1,135,164	968,879
Total liabilities and shareholders’ equity		$1,534,147	$1,441,777

See accompanying notes to the consolidated financial statements.

KING DIGITAL ENTERTAINMENT PLC

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In US$ thousands)

		Other Reserves
	Share capital	Other reserves	Other comprehensive income - translation reserve	Share-based payment reserve	Retained earnings	Total shareholders’ equity
Balance as of January 1, 2013	$25	$3,695	$(280)	$9,639	$20,452	$33,531
Profit for the year	—	—	—	—	567,594	567,594
Currency translation differences	—	—	4,062	—	—	4,062
Total comprehensive income for the year	—	—	4,062	—	567,594	571,656
Share-based payments	—	—	—	48,879	—	48,879
Issuance of shares	40	—	—	—	—	40
Dividends	—	—	—	—	(286,719)	(286,719)
Balance as of December 31, 2013	$65	$3,695	$3,782	$58,518	$301,327	$367,387

Balance as of January 1, 2014	$65	$3,695	$3,782	$58,518	$301,327	$367,387
Profit for the year	—	—	—	—	574,851	574,851
Currency translation differences	—	—	(45,917)	—	—	(45,917)
Total comprehensive income for the year	—	—	(45,917)	—	574,851	528,934
Share-based payments	—	—	—	107,511	—	107,511
Issuance of shares	55	12,317	—	(11,622)	—	750
Cancellation of shares	(42)	—	—	—	—	(42)
Reorganization and initial public offering (1)	—	328,215	—	—	—	328,215
Dividends	—	—	—	—	(363,876)	(363,876)
Balance as of December 31, 2014	$78	$344,227	$(42,135)	$154,407	$512,302	$968,879

Balance as of January 1, 2015	$78	$344,227	(42,135)	$154,407	$512,302	$968,879
Profit for the year	—	—	—	—	516,779	516,779
Currency translation differences	—	—	(18,603)	—	—	(18,603)
Total comprehensive income for the year	—	—	(18,603)	—	516,779	498,176
Share-based payments	—	—	—	86,288	—	86,288
Repurchase of shares	(1)	(125,728)	—	—	—	(125,729)
Issuance of shares	—	31,867	—	(26,142)	—	5,725
Dividends	—	—	—	—	(298,175)	(298,175)
Balance as of December 31, 2015	$77	$250,366	$(60,738)	$214,553	$730,906	$1,135,164

The amounts above are shown net of income tax expense.

(1) Refer to note 2 for details on the reorganization that occurred during the year ended December 31, 2014.

See accompanying notes to the consolidated financial statements.

KING DIGITAL ENTERTAINMENT PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In US$ thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities
Profit for the year	$516,779	$574,851	$567,594
Adjustments to reconcile profit to net cash provided by operating activities:
Depreciation and amortization	27,359	14,845	6,363
Equity settled share-based payments	83,345	116,877	19,263
Unrealized foreign currency exchange (gain) loss	(7,752)	(32,835)	1,362
Loss on disposal of property, plant and equipment & intangible assets & derecognition of intangible assets	3,486	1,055	169
Impairment charge	2,875	—	—
Net finance costs	667	905	1,731
Income tax expense	159,010	193,427	146,681
Change in fair value of contingent consideration	(20,000)	(4,000)	—
Change in deferred revenue	21,964	23,368	5,261
Change in provisions	10,635	(15,513)	15,513
Changes in operating assets and liabilities:
Trade receivables	78,141	4,020	(180,221)
Prepayments, other receivables, current and non current assets	(3,974)	(15,505)	(12,581)
Trade payables	(14,740)	(5,488)	17,677
Accrued expenses and other liabilities	(16,058)	(44,130)	125,425
Cash generated from operations	841,737	811,877	714,237
Interest received	278	275	150
Finance costs paid	(783)	(1,020)	(1,881)
Income tax paid, net of refunds	(165,051)	(149,847)	(26,964)
Net cash provided by operating activities	676,181	661,285	685,542
Cash flows from investing activities
Purchases of intangible assets	(13,589)	(9,729)	(7,611)
Purchase of property, plant and equipment	(47,996)	(31,274)	(15,347)
Purchase of business, net of cash acquired	(44,574)	(17,969)	—
Net cash used in investing activities	(106,159)	(58,972)	(22,958)
Cash flows from financing activities
Payment of dividends	(298,175)	(363,876)	(286,719)
Proceeds from initial public offering	—	329,404	—
Repurchase of the company’s share capital	(125,729)	(1,240)	—
Proceeds from issuance of share capital	—	—	40
Proceeds from exercise of share options and employee share plan	5,725	3,062	—
Net cash used in financing activities	(418,179)	(32,650)	(286,679)
Net increase in cash and cash equivalents	151,843	569,663	375,905
Cash and cash equivalents at the beginning of the year	963,972	408,695	27,912
Exchange gains (losses) on cash and cash equivalents	(8,429)	(14,386)	4,878
Cash and cash equivalents at the end of the year	$1,107,386	$963,972	$408,695

See accompanying notes to the consolidated financial statements.

KING DIGITAL ENTERTAINMENT PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

1. General information

King Digital Entertainment plc (KDE) and its subsidiaries (together, the Group or the Company) produce and distribute digital games on multiple platforms. The Company is incorporated under the laws of Ireland under the Irish Companies Act (2014). Its registered office is 6th Floor, 2 Grand Canal Square, Dublin 2, Ireland.

These consolidated financial statements are presented in U.S. dollars and all values are rounded to the nearest thousands ($000), except per share amounts or when otherwise indicated.

These financial statements were authorized by the Board of Directors (the Board) on February 3, 2016.

2. Corporate reorganization and initial public offering

On March 25, 2014, the Company engaged in a corporate reorganization, where the entire share capital of MIHC was acquired by KDE, a newly formed company. KDE became the ultimate parent company of the Group, by way of a share-for-share exchange at a ratio of 5-for-2 in which the existing shareholders of MIHC exchanged their shares in MIHC for shares having substantially the same rights in the Company.

On March 26, 2014, the Company completed an initial public offering (IPO) of its ordinary shares, which resulted in the sale of 15,533,334 ordinary shares by the Company and 6,666,666 ordinary shares held by certain of its shareholders at a price of $22.50 per ordinary share. The Company received net proceeds from the IPO of $329,403,764, based upon the price of $22.50 per ordinary share and after deducting underwriting discounts and commissions paid by the Company. Expenses of $3,025,765 directly attributable to this issue of new shares have been offset against shareholder’s equity. The Company received no proceeds from the sale of ordinary shares by the shareholders. Upon completion of the IPO, all of the Company’s outstanding share classes converted into ordinary shares, with the exception of Euro deferred shares.

3. Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

Basis of preparation

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Standards Interpretations Committee (IFRIC), collectively ‘IFRSs’. The consolidated financial statements have been prepared under the historical cost convention and using fair value for contingent consideration.

The preparation of financial statements in conformity with IFRSs as issued by the IASB requires the use of certain critical accounting estimates.

Certain comparative amounts have been reclassified to conform to the current year’s presentation.

New standards, amendments and interpretations adopted by the group

In 2015, no new standards, amendments and interpretations to existing standards were applicable for the Group’s accounting period beginning on January 1, 2015.

New standards, amendments and interpretations not yet adopted

A number of new standards and amendments to standards and interpretations are not yet effective, and have not been applied in preparing these consolidated financial statements. The Group has considered the impact of the new standards, amendments and interpretations and have concluded that they are either not relevant to the Group or that they would not have a significant impact on the Group’s financial statements, apart from additional disclosures, except for the following:

•          IFRS 9, ‘Financial Instruments’, addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the parts of IAS 39 that relate to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized costs, fair value through profit or loss and fair value through other comprehensive income. The basis of classification depends on the Group’s business model and the contractual cash flow characteristics of the financial asset. For financial liabilities there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value through profit or loss and fair value through other comprehensive income. The standard is effective for accounting periods beginning on January 1, 2018. The Group is continuing to assess IFRS 9’s full impact.

•          IFRS 15, ‘Revenue from contracts with customers’ deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognized when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service. The standard is effective for the first interim period beginning on January 1, 2018. The Group is continuing to assess IFRS 15’s full impact.

•          IFRS 16 ‘Leases’ sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract, i.e. the customer (‘lessee’) and the supplier (‘lessor’). IFRS 16 is effective from 1 January 2019. A company can choose to apply IFRS 16 before that date but only if it also applies IFRS 15 Revenue from Contracts with Customers. The Group is continuing to asses IFRS 16’s full impact.

There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the Group.

Basis of consolidation

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Intercompany transactions, balances between Group companies are eliminated.

(a) Business combinations

The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for an acquisition is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. On an acquisition-by-acquisition basis, the Group recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets. Subsequent changes to the fair value of the contingent consideration are recognized in the statement of operations within ‘Other gains (losses)’.

The excess of the consideration transferred over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill.

Accounting policies of subsidiaries are changed where necessary to ensure consistency with the policies adopted by the Group.

Segments

The Group has one reporting segment with one business activity, developing and monetizing digital games on multiple platforms. The Chief Operating Decision Maker (CODM) is the board of directors, which manages operations on a consolidated basis. When assessing performance and allocating resources the CODM reviews financial information presented on a consolidated basis.

Foreign currency translation

(a) Functional currency

Items included in the financial statements of each of the Group’s subsidiaries are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The Group monitors for significant and stable changes in an entity’s economic environment which may indicate a need to reassess the functional currency.

(b) Transactions and balances

Foreign currency transactions that are settled in a foreign currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions.

Monetary items denominated in foreign currency are translated using the closing rate as at the reporting date. Non-monetary items measured at historical cost denominated in a foreign currency are translated using the exchange rate as at the date of initial recognition; non-monetary items in a foreign currency that are measured at fair value are translated using the exchange rates at the date when the fair value was determined.

Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statement of operations.

All foreign exchange gains and losses are presented net in the consolidated statement of operations within ‘Other gains (losses)’.

(c) Group companies

The operations and financial position of all the Group’s subsidiaries that have a functional currency different from the presentation currency are translated into the Group’s presentation currency as follows:

•          Assets and liabilities are translated at the closing rate at the date;

•          Income and expenses are translated at the average exchange rates unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions; and

•          All resulting exchange differences are recognized in other comprehensive income — translation reserve.

On consolidation, exchange differences arising from the translation of the net investment in foreign entities, are recognized in ‘Other comprehensive income — Exchange difference on translation of foreign subsidiaries’. When a foreign operation is disposed of, or partially disposed of, such exchange differences are recognized in the consolidated statement of operations as part of the gain or loss on sale.

Property, plant and equipment

Property, plant and equipment are initially recorded at historical cost and are subsequently stated at historical cost less depreciation and impairment losses. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

The Company recognizes in the carrying amount of property, plant and equipment the cost of replacing part of such an item when that cost is incurred if it is probable that the future economic benefits embodied with the item will flow to the company and the cost of the item can be measured reliably. All other costs are expensed as incurred.

Depreciation is recorded using the straight-line method to allocate the cost less residual value over their estimated useful life of the asset. Leasehold improvements are depreciated over the lesser of the lease term or the estimated useful lives of the improvements. The estimated useful lives of property, plant and equipment are as follows:

• Fixtures, fittings and office equipment	3 years
• Computer hardware	2-3 years
• Leasehold improvements	1-10 years

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

Intangible assets

(a) Domain names

Separately acquired domain names are shown at cost less accumulated amortization. Domain names acquired in a business combination are recognized at fair value at the acquisition date. Domain names are amortized using the straight-line method over their estimated useful lives of 20 years.

(b) Computer software

Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and bring to use the specific software. These costs shown at cost less accumulated amortization and are amortized over their estimated useful lives.

The estimated useful lives of computer software are as follows:

• Computer software	2 years

(c) Internally generated software

Development costs that are directly attributable to the design and testing of the Group’s identifiable and unique games are recognized as intangible assets when the following criteria are met:

•	it is technically feasible to complete the software product so that it will be available for use;

•	management intends to complete the software product and use or sell it;

•	there is an ability to use or sell the software product;

•	it can be demonstrated how the software product will generate probable future economic benefits;

•	the expenditure attributable to the software product during its development can be reliably measured; and

•	the availability of adequate technical, financial and other resources to complete the development and use or sell the intangible asset.

Directly attributable costs that are capitalized as part of the software product include the software development employee costs.

Internally generated software development costs are shown at cost less accumulated depreciation and are recognized as assets and currently amortized using the straight-line method over their estimated useful lives of three years. In prior years the estimated useful lives for social and mobile games was 18 months.  Software abandoned in subsequent periods are derecognized and recognized as an expense in the statement of operations during the period.

Other development expenditures that do not meet these criteria are recognized as an expense as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

(d) Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the net identifiable assets acquired at the date of acquisition.

(e) Patents

Patents have a finite useful life and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method to allocate the cost of patents over their estimated useful lives, subject to any additional impairment that might arise.

The estimated useful lives of patents are as follows:

• Patents	3 —16 years

Impairment

The carrying amounts of the Group’s non-financial assets, other than deferred tax assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If any such indication exists, the asset’s recoverable amount is estimated. Goodwill impairment reviews are undertaken annually or more frequently if events or changes in circumstances indicate a potential impairment.

Impairment losses are recognized in the statement of operations in the period in which they arise.

An impairment loss is recognized for the amount by which the asset’s carrying amount or its cash-generating unit (CGU) exceeds its recoverable amount. An impairment loss in respect of goodwill cannot be reversed. In respect to other assets, an impairment loss is reversed when there is indication that the impairment loss may no longer exist and there has been a change in the estimate used to determine the recoverable amount.

The recoverable amount is the higher of an asset’s fair value less costs to sell or value in use. In assessing value in use, the estimated future cash flows of the business are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the CGU to which the asset belongs. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets.

For the purposes of impairment testing, goodwill acquired in a business combination is allocated to a group of CGUs that is expected to benefit from the synergies to the combination. Each group of CGUs to which the goodwill is allocated represents the lowest level within the entity at which the goodwill is monitored for internal management purposes, which for the Group is at the reporting segment level.

Financial instruments

Financial assets and liabilities are recognized in the consolidated statement of financial position when the Group becomes a party to the contractual provisions of the instrument.

(a) Trade and other receivables

Trade receivables comprise amounts due from customers for services performed in the ordinary course of business. If collection is expected in one year or less, they are classified as current assets.

Trade and other receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment.

The Group considers that trade receivables are not impaired unless there are specific indicators of impairment. The Group manages credit limits and exposures actively such that there are no material past due amounts receivable from third parties as at the reporting date.

Based on the short term nature of trade and other receivables, the carrying amount approximates the fair value.

(b) Cash and cash equivalents

Cash and cash equivalents include cash at bank and in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less and balances held on behalf of customers (money players).

(c) Deposits

Deposits comprise of funds paid to secure leasehold rental properties of the Group. These funds are held with financial institutions and recognized initially at fair value plus transactions costs.

(d) Trade and other payables

Trade payables comprise obligations to pay for goods and services that have been acquired in the ordinary course of business from suppliers. They further include a liability relating to player balances for deposited funds that are yet to be spent on games within the Group’s online skill games. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method. Based on the short term nature of trade and other payables the carrying amount approximates the fair value.

Share capital

Ordinary and deferred shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably measured.

(a) Restoration

Provisions for restorations are for the rehabilitation of leasehold improvements at the end of the lease term and are recognized on a lease by lease basis, based on the Group’s best estimate of the likely cash outflow.

(b) Sales taxes

Provisions for sales taxes relate to probable payments due to tax authorities in countries where the Group operates and are based on the Group’s best estimate of the likely cash outflow, including associated penalties.

Current and deferred tax

The tax expense for the period comprises current and deferred tax. Tax is recognized in the statement of operations except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the year-end date in the countries where the company and its subsidiaries operate and generate taxable income. The Group evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, the deferred tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred tax is determined using tax rates and laws that have been enacted or substantively enacted by the end of the reporting period and are expected to apply when the related deferred tax asset is realized or the deferred tax liability is settled.

Deferred tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Employee benefits

(a) Pension obligations

The Group operates a defined contribution pension plan. A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separately administered fund. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

The Group has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are earned. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

Share-based payments

Equity-settled share-based awards

The Company has granted equity-settled share-based awards in the form of ordinary shares, options to purchase ordinary shares, restricted ordinary shares and restricted stock units. The Company receives services from employees as consideration for the awards. The fair value of the cost of these services is recognized as an expense over the period in which the services are rendered.

The fair value of equity-settled share-based awards is initially measured at grant date using an option-pricing or valuation model and is not subsequently remeasured.

The fair value of the equity-based awards is determined using a Black Scholes option pricing model. This model requires the use of the following assumptions: (i) fair value of our ordinary shares, (ii) exercise price, (iii) expected volatility of ordinary shares, (iv) expected term of the award, which is determined based on the expected period to settlement date, (v) expected dividend yield, which is based on historical trading information and expectation of regular dividend payments, and (vi) the risk-free interest rate, which is based on the implied yield of U.S. Treasury bonds with a term equal to the expected term.

Historically, the fair value of certain equity-based awards was determined using a Monte Carlo valuation model.

At the end of each reporting period, the group revises its estimates of the number of awards that are expected to vest based on the non-market vesting conditions and service conditions. It recognizes the impact of the revision to original estimates, if any, in the statement of operations, with a corresponding adjustment to equity.

Cash-settled share-based awards

The Company historically granted cash-settled share-based Discretionary Bonus Units (DBUs) to some employees. The Company recognized the cost of the services and the related liability as the employees render the service. The liability was measured at fair value using an option pricing model by reference to the terms and conditions on which the DBUs are granted and the extent to which the employees have rendered service up to the valuation date.

For more information about our share-based payments, refer to Note 20.

Revenue recognition

Our revenue is primarily derived from the sale of virtual items available for in-game purchase on third party social and mobile platforms, as well as from the provision of online skill games accessed on the Company’s website.

The Group recognizes revenue once we have transferred the risks and rewards of ownership, the amounts can be reliably measured and it is probable that future economic benefits will flow to the entity. Revenue is recorded at the fair value of consideration received or receivable net of sale tax, prizes, discounts and other promotions and after eliminating intra-group sales.

(a) Virtual currency and virtual items

The Company offers free to play games on social and mobile platforms. Customers purchase virtual currency and virtual items directly from the platform service providers who remit the payments to us net of a platform service charge.

Proceeds received from players predominantly relate to the sale of virtual currency. The price of virtual currency can vary based on volume discounts, other discounts and, at times, promotional free grants of virtual currency. Virtual currency can be redeemed for virtual items and cannot be withdrawn or transferred between games.

Amounts collected from the sale of virtual currency are deferred and recognized as the player uses the virtual items purchased with the virtual currency. Deferred revenue from the sale of virtual currency is measured by multiplying units of unredeemed virtual currency by the average unit price of virtual currency purchased in the period. The Group reassesses the average per unit price periodically. The Group does not defer revenue for unredeemed virtual currency associated with players who have never purchased virtual currency or virtual items.

Virtual items are classified into two categories, consumable or durable, depending on whether the virtual items’ value is consumed immediately or if the item has an ongoing value in game play.

Consumable virtual items provide a benefit to the player that is consumed through specific player actions, after which the consumable virtual items are no longer available for re-use in future game play. Consumable items can be purchased in a single item format or a multiple item pack. Revenue is deferred and recognized at the time that each item is consumed. Consumable items are valued based on the average unit price of virtual items purchased in the period. The Group reassesses the average per unit prices of virtual items periodically. Similar to the treatment of virtual currency, the Group does not defer revenue for unredeemed virtual items associated with players who have never purchased virtual currency or virtual items.

Durable virtual items are used by players from the time of purchase onward. They provide game enhancement throughout game play and do not expire. The Company recognizes revenue from the sale of durable virtual items ratably over the average life of durable virtual items that we estimate using average playing period of paying players on a game by game basis. The Company reassesses the estimated average playing periods of paying players on a periodic basis.

We are responsible for the operation and maintenance of our games on these platforms as well as setting the prices of our virtual currency and virtual items. On this basis, we have determined that we are the principal in the majority of our arrangements and recognize revenue from the sale of virtual items on a gross, as opposed to net, basis.

(b) Online skill games

The Group generates revenue from skill games on the royalgames.com website by retaining a commission from the amount that players pay to play. Players deposit funds into individual player accounts maintained by the Company and draw down on the balance of their player accounts to enter skill game tournaments. The revenue recognized is the commission charged on skill tournament entry fees where the players have concluded their participation in the skill tournament with a deduction of incentives or bonus money.

Other income

Other income consists of other operating income not directly related to the sale of virtual items and includes income from the funded design and development of our games for specific third party platforms. The Group recognizes other income once we have transferred the risks and rewards of ownership or the service has been rendered, the amounts can be reliably measured and it is probable that future economic benefits will flow to the entity.

Cost of revenue

Amounts recorded as cost of revenue relate to direct expenses incurred in order to generate revenue from games. Cost of revenue primarily includes amounts charged by platform distribution partners, payments for third party licensed intellectual property usage related to audio content, fees paid to payment processing providers, salaries, benefits and share-based payments for customer support and infrastructure teams, as well as their related travel and entertainment and occupancy and facility costs.

Operating leases

Leases of assets in which a significant portion of the risks and rewards of ownership are effectively retained by the lessor are classified as operating leases. The Group leases certain property, plant and equipment. Payments made under operating leases net of any incentives received from the lessor, are charged to the statement of operations on a straight-line basis over the period of the lease.

Dividend distribution

Dividend distribution to the Group’s shareholders is recognized as a liability in the Group’s financial statements in the reporting period in which an obligation to pay a dividend is established.

4. Financial risk management

Financial risk factors

The Group’s activities potentially expose it to a variety of financial risks: market risk (including foreign exchange risk, cash flow and fair value interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance.

A committee of the board of directors provides oversight of the overall risk management of the Group, including policies governing investment of excess liquidity. The Group did not make use of derivative financial instruments during the current and preceding financial periods.

(a) Market risk

(i) Foreign exchange risk

The Group operates internationally and is exposed to foreign exchange risk arising from financial instruments that are denominated in a currency other than the functional currency of the entity that holds the financial instrument. The exposure to foreign exchange risk is minimized by matching cash balances and trade receivables with trade payables of the same currency. In addition, intercompany payment terms are managed to reduce risk. The table below shows the Group’s sensitivity to foreign exchange rates on its pound sterling (GBP), euro (EUR) and Swedish krona (SEK) financial instruments. These three currencies are the significant non-functional currencies in which the Group’s financial instruments are denominated. The Group has considered movements in these currencies over the last three years and has concluded that a 10% movement in rates is a reasonable benchmark. Foreign exchange sensitivity on Group assets and liabilities other than financial instruments is not included and translation related risk is not taken into account.

At December 31, 2015, if the currencies had strengthened by 10% against the U.S. dollar with all other variables held constant, the impact on profits for the year would have been as follows:

Currency	Increase/(Decrease) on Profit
(in thousands)
10% appreciation of SEK	$(18,905)
10% appreciation of GBP	(12,807)
10% appreciation of EUR	5,934

If the currencies depreciated by 10% against the U.S. dollar, the impact on profits for the year would result in an equal and opposite effect.

(ii) Cash flow and fair value interest rate risk

The Group’s interest-bearing financial instruments are primarily comprised of money market investments. Interest rates on money market investments are minimal. Consequently, management considers the potential impact on profit or loss of a defined interest rate shift that is reasonably possible at the end of the reporting period to be immaterial.

(b) Credit risk

Credit risk is managed on a group basis. Credit risk arises from deposits held with banks, fixed income investments and trade and other receivables. The Group’s banks and investments are rated highly by rating agencies. Management considers credit risk in respect of receivables to be insignificant and does not expect any material losses from non-performance of trade and other receivables. Further disclosure in this regard is provided in Note 12 and Note 13 to the financial statements.

(c) Liquidity risk

The Group is exposed to liquidity risk in relation to meeting future obligations associated within its financial liabilities and commitments. Financial liabilities comprise amounts owed to customers, and trade and other payables. Liquidity risk is monitored at a Group level by ensuring that sufficient funds are available to each subsidiary in the appropriate currency within the Group. In addition to its cash and cash equivalents balance, the Group has a $150 million asset-based loan (“ABL”) revolving credit facility, which expires in 2018, from which no amount has been drawn.

Capital risk management

The Group’s objective when managing capital is to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets.

Total capital is shareholders’ equity as shown in the consolidated statement of financial position and is maintained in the context of the Group. In view of the nature of the Group’s activities the capital level as at the end of the reporting period is deemed adequate by the directors.

Fair value measurements

Fair value estimation

The table below analyzes financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1).

•	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (Level 2).

•	Inputs for the asset or liability that are not based on observable market data (Level 3).

The following table presents the group’s financial liabilities that are measured at fair value:

	As of December 31, 2014
(in thousands)	Level 1	Level 2	Level 3	Total
Liabilities
Financial liabilities at fair value through profit and loss
Contingent consideration	$—	$—	$13,000	$13,000
Total liabilities	$—	$—	$13,000	$13,000

	As of December 31, 2015
	Level 1	Level 2	Level 3	Total
Liabilities
Financial liabilities at fair value through profit and loss
Contingent consideration	$—	$—	$1,700	$1,700
Total liabilities	$—	$—	$1,700	$1,700

There were no transfers between Levels 1 and 2 during the year.

The following table presents the changes in Level 3 instruments:

(in thousands)	Contingent consideration in a business combination
As of January 1, 2014	$—
Acquisition of Nonstop Games Oy	17,000
Remeasurement recognized in statement of operations	(4,000)
As of December 31, 2014	$13,000

As of January 1, 2015	$13,000
Acquisition of Z2 Live, Inc.	8,700
Remeasurement recognized in statement of operations	(20,000)
As of December 31, 2015	$1,700

See note 24 for disclosures of the measurement of the contingent consideration.

5. Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other relevant factors, including expectations of future events that are believed to be reasonable under the circumstances.

In the opinion of the directors, the accounting estimates and judgments made in the course of preparing these financial statements are not difficult, subjective or complex to a degree which would warrant their description as critical in terms of the requirements of IAS 1 ‘Presentation of Financial Statements’, except as referred to below:

(a) Revenue recognition

In accordance with IAS 18 ‘Revenue’, we recognize revenue once all of the criteria are met:

•          the seller has transferred to the buyer the significant risks and rewards of ownership;

•          the seller retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•          the amount of revenue can be measured reliably;

•          it is probable that the economic benefits associated with the transaction will flow to the seller, and

•          the costs incurred or to be incurred in respect of the transaction can be measured reliably.

We generate substantially all of our revenue through the sale of virtual goods. In the majority of our games, our players first purchase virtual currency that is later used to purchase virtual goods.

The Group initially defers proceeds related to the sale of virtual currency and virtual items. The Group recognizes revenue after the virtual currency is exchanged for virtual items and such items are used. The Group sells two types of virtual items: consumable and durable virtual items. The Group recognizes revenue related to consumable virtual items at the time of consumption. Revenue related to durable virtual items is deferred and recognized over the period in which the items are expected to be used. The Group has made the following judgments concerning the deferral of revenue:

(i)

The cost of a virtual currency unit is determined to be the average unit price of virtual currency purchased in the period. The Group monitors the average unit cost of virtual currency and reassesses the impact on revenue recognition on a periodic basis.

(ii)

Revenue for consumable virtual items is recognized at the time of consumption. Consumable items are valued based on the average unit price of virtual items purchased in the period.  The Group monitors the average unit cost of virtual items and reassesses the impact on revenue recognition on a periodic basis.

(iii)

Revenue on durable virtual items is deferred and recognized over the average playing period of paying players for each game, which is the best estimate of the average life of durable virtual items. The Group reassesses the estimated average life of durable virtual items on a periodic basis, as future player usage patterns and behavior may differ from historical patterns.

(iv)

Our virtual currency does not expire. Based on historical usage patterns, some virtual currency will never be used and is referred to as “breakage.” We estimate breakage revenue using payer activity to assess when the likelihood of a payer spending virtual currency is remote.

(b) Income taxes

The group is subject to income taxes in numerous jurisdictions. Judgment is required in determining the worldwide provision for income taxes. There are transactions and calculations for which the ultimate tax determination is uncertain. The group recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

6. Segments and geographical information

The Group has one reporting segment with one business activity: developing and monetizing digital games.

The following represents revenue based on geographic location of paying players:

	Year Ended December 31,
(in thousands)	2015	2014	2013
United States	$1,018,411	$1,108,299	$991,505
United Kingdom	177,637	202,381	181,318
Rest of world (1)	803,442	949,561	711,478
Total revenue	$1,999,490	$2,260,241	$1,884,301

(1) No individual country exceeded 10% of our total revenue for any period presented.

The following represents non current assets excluding deferred tax by location:

	December 31,	December 31,
(in thousands)	2015	2014
Malta	$75,383	$74,708
United States	57,318	—
United Kingdom	25,881	26,296
Rest of world	39,900	29,928
Non current assets	$198,482	$130,932

7. Costs and expenses

	Year Ended December 31,
(in thousands)	2015	2014	2013
Payments to platform providers and partners	$603,338	$687,602	$568,594
Marketing and advertising	300,883	422,140	362,478
Employee benefits expense (note 8)	273,782	295,584	151,884
Office, data center and related services	45,469	34,066	15,057
Rental payments	20,756	11,238	4,420
Depreciation and amortization	27,359	14,845	6,363
Impairment charge	2,875	—	—
Other expenses	83,510	68,846	58,629
Total costs and expenses	$1,357,972	$1,534,321	$1,167,425

8. Employee benefits expense

	Year Ended December 31,
(in thousands)	2015	2014	2013
Wages and salaries	$136,008	$119,440	$67,616
Share-based payments	84,732	130,956	55,289
Social security costs	26,309	27,431	25,062
Pension costs - defined contribution plans	5,312	4,458	2,381
Post-acquisition compensation	12,631	6,669	—
Other charges	8,790	6,630	1,536
Total employee benefit expense	$273,782	$295,584	$151,884

9. Other gains (losses), net

	Year Ended December 31,
(in thousands)	2015	2014	2013
Foreign currency exchange gain (loss), net	$1,859	$29,100	$(870)
Remeasurement of contingent consideration	20,000	4,000	—
Other gain	—	1,000	—
Other gains (losses), net	$21,859	$34,100	$(870)

10. Income tax expense

	Year Ended December 31,
(in thousands)	2015	2014	2013
Current tax:
Current tax on profit for the year	$172,721	$190,293	$159,874
Adjustment in respect to prior years	1,472	(1,053)	(1,609)
Total current tax	$174,193	$189,240	$158,265
Deferred tax:
Origination and reversal of temporary differences	(14,817)	4,170	(11,584)
Adjustment in respect to prior years	(366)	17	—
Total deferred tax	$(15,183)	$4,187	$(11,584)
Total income tax expense	$159,010	$193,427	$146,681

Corporation tax is calculated at 35% (2014: 35%, 2013: 35%) of the estimated taxable profit for the year and at the prevailing rates of the jurisdictions in which we operate.

The tax on profit for the years differs from the theoretical amount that would arise by applying the basic tax rate to the accounting profit as follows:

	Year Ended December 31,
(in thousands)	2015	2014	2013
Profit before tax	$675,789	$768,278	$714,275
Profit on ordinary activities is multiplied by the corporation tax rate of 35% (2013: 35%, 2012: 35%)	236,527	268,897	249,996
Tax effects of:
Different tax rates for subsidiaries operating in other jurisdictions	(57,094)	(63,712)	(5,407)
Expenditure not deductible for tax purposes	2,785	1,889	2,552
Tax refund on operating activities	(34,598)	(39,226)	(103,534)
Prior year adjustments	1,106	(1,034)	(1,609)
Tax losses not recognized/(utilized)	—	259	—
Share-based payments	2,393	16,892	4,583
Non-recoverable withholding tax	9,189	9,462	—
Other	(1,298)	—	100
Total income tax expense	$159,010	$193,427	$146,681

The tax refund of $34.6 million (2014: $39.2 million, 2013: $103.5) represents the tax recoverable by the Company in accordance with applicable fiscal legalization on intra-group dividends declared during the year.

A certain degree of judgment is required in evaluating the group’s tax positions and determining the provision for income taxes. In addition, tax laws are dynamic and subject to change. As a result, our tax positions could be challenged and our income tax expense could increase in the future.

The Group operates throughout the world and strives to apply transfer pricing that adequately represents the composition of its operations. The Group is in discussions with certain tax authorities to confirm there is alignment with the Group’s approach and has included within ‘income tax liabilities’ an estimate of these uncertainties, which will only be resolved upon completion of these discussions. These estimates reflect an appropriate corresponding relief in the territories affected. The Group continues to believe that its position is robust and that it is appropriately provided for. It is not possible to estimate when the group will reach final settlement on its transfer pricing affairs. The total net estimate recorded for worldwide transfer pricing exposure for the year ended December 31, 2015 is $64.3 million (2014: $54.1 million).

The income tax (cost) benefit recognized directly into equity during the year is as follows (in thousands):

	2015	2014	2013
Share option and award scheme	$2,943	$(10,580)	$29,616
Total	$2,943	$(10,580)	$29,616

11. Earnings per share

Basic earnings per share is calculated by dividing the profit attributable to ordinary equity holders of the Company by the weighted-average number of ordinary shares in issue during the year.

	Year Ended December 31,
(in thousands, except per share data)	2015	2014	2013
Basic:
Profit attributable to equity holders of the Company ($)	516,779	574,851	567,594
Weighted-average number of shares in issue	312,428	309,120	305,468
Basic earnings per share ($)	1.65	1.86	1.86
Diluted:
Profit attributable to equity holders of the Company ($)	516,779	574,851	567,594
Weighted-average number of shares in issue	319,438	320,301	323,788
Diluted earnings per share ($)	1.62	1.79	1.75

(a)         The Company engaged in a corporate reorganization and share-for-share exchange at a ratio of 5-for-2 on March 25, 2014. The 2014 and 2013 share amounts have been adjusted retrospectively to reflect this exchange.

Share options, unvested shares and restricted share units on a weighted average basis have been included in the diluted earnings per share calculation.

	Year Ended December 31,
(in thousands)	2015	2014	2013
Diluted
Weighted-average number of shares in issue	312,428	309,120	305,468
Adjusted for:
- Unvested restricted shares	993	5,469	12,183
- Share options	4,025	5,494	6,137
- Restricted stock units	1,992	218	—
Weighted-average number of shares for diluted earnings per share	319,438	320,301	323,788

The weighted-average number of shares summarized below were excluded from the calculations of diluted earnings per share because their effect would have been anti-dilutive for the periods presented.

	Year Ended December 31,
(in thousands)	2015	2014	2013
Restricted shares	66	231	460
Share options	19,720	18,879	1,822
Restricted stock units	3,198	804	—
Weighted-average number of shares	22,984	19,914	2,282

12. Cash and cash equivalents

(in thousands)	2015	2014
Cash	$1,105,243	$961,345
Cash held on behalf of players	2,143	2,627
Total cash and cash equivalents	$1,107,386	$963,972

Cash held on behalf of customers from the Group’s online skill tournament business is subject to some restrictions over its use. An equal liability is recognized in the statement of financial position within trade and other payables (note 17).

As at December 31, 2015 and 2014, approximately 2% and 4%, respectively, of total cash and cash equivalents of the Group, was held in a currency other than the functional currency of each individual entity.

The credit ratings of the Group’s principal banking partners at December 31, 2015 and 2014, based on publicly reported Nationally Recognized Statistical Rating Organizations, are as follows (in thousands):

	2015	2014
AAA	$985,810	$879,544
A+	7,355	4,258
A	999	68,881
A-	—	2,538
AA-	368	335
BBB+	57,953	7,818
BBB	49,428	—
BB+	4,786	—
Not rated	687	598
Total cash and cash equivalents	$1,107,386	$963,972

The Group continually monitors its credit risk with banking partners and did not incur any losses during 2014 and 2015 as a result of bank failures.

13. Trade and other receivables

(in thousands)	2015	2014
Trade receivables	$121,053	$202,869
Prepayments and other receivables	36,827	25,523
Current trade and other receivables	$157,880	$228,392

Trade receivables relate to remittances from web and mobile platform providers. The Group assesses the credit quality of these platforms and have no concerns about the collectability of these balances.

At December 31, 2015 and 2014, respectively, the Group had 89% and 96%, respectively, of total trade receivables with three key platform service providers.

At December 31, 2015 and 2014, approximately 1%, of total trade receivables of the Group, was held in a currency other than the functional currency of each individual entity.

14. Intangible assets

(in thousands)	Goodwill	Patents	Domain names	Computer software	Internally generated software	Total
Cost
As of January 1, 2014	$60	$2,150	$841	$1,423	$9,381	$13,855
Additions	—	2,000	—	1,025	6,704	9,729
Acquisition of subsidiaries	32,117	—	—	4,017	444	36,578
Derecognition	—	—	—	—	(878)	(878)
Exchange differences	(408)	—	(99)	(159)	(550)	(1,216)
As of December 31, 2014	$31,769	$4,150	$742	$6,306	$15,101	$58,068
Additions	—	—	—	2,885	10,704	13,589
Acquisition of subsidiaries	44,984	—	—	2,366	6,214	53,564
Derecognition	—	—	—	—	(1,439)	(1,439)
Exchange differences	(415)	—	(76)	(259)	(276)	(1,026)
As of December 31, 2015	$76,338	$4,150	$666	$11,298	$30,304	$122,756

Accumulated amortization
As of January 1, 2014	$—	$80	$313	$323	$3,900	$4,616
Charge for the year	—	228	41	1,876	3,120	5,265
Exchange differences	—	—	(42)	(41)	(317)	(400)
As of December 31, 2014	$—	$308	$312	$2,158	$6,703	$9,481
Charge for the year	—	613	35	3,191	5,146	8,985
Exchange differences	—	—	(33)	(155)	(266)	(454)
As of December 31, 2015	$—	$921	$314	$5,194	$11,583	$18,012

Carrying amount
As of December 31, 2014	$31,769	$3,842	$430	$4,148	$8,398	$48,587
As of December 31, 2015	$76,338	$3,229	$352	$6,104	$18,721	$104,744

Derecognition represents internally generated software abandoned during the year.

The amortization expense in 2015 of $9.0 million (2014: $5.3 million) is included in ‘Costs and expenses’, within general and administrative and research and development expenses.

15. Property, plant and equipment

(in thousands)	Fixtures, fittings and office equipment	Leasehold improvements	Computer hardware	Total
Cost
As of January 1, 2014	2,100	2,624	15,348	20,072
Additions	4,305	15,738	13,258	33,301
Disposals	(175)	—	(52)	(227)
Exchange differences	(525)	(1,015)	(3,818)	(5,358)
As of December 31, 2014	5,705	17,347	24,736	47,788
Additions	11,555	21,594	14,847	47,996
Acquisition of subsidiaries	178	9	126	313
Impairment	—	(2,875)	—	(2,875)
Transfers	1,388	(3,831)	2,443	—
Disposals	(1,391)	(1,154)	(72)	(2,617)
Exchange differences	(796)	(1,184)	(1,915)	(3,895)
As of December 31, 2015	$16,639	$29,906	$40,165	$86,710

Accumulated depreciation
As of January 1, 2014	$429	$188	$5,197	$5,814
Charge for the year	1,198	1,107	7,275	9,580
Disposals	(18)	—	(31)	(49)
Exchange differences	(145)	(84)	(1,638)	(1,867)
As of December 31, 2014	$1,464	$1,211	$10,803	$13,478
Charge for the year	3,167	3,841	11,366	18,374
Disposals	(537)	(4)	(29)	(570)
Exchange differences	(141)	(133)	(839)	(1,113)
As of December 31, 2015	$3,953	$4,915	$21,301	$30,169

Carrying amount
As of December 31, 2014	$4,241	$16,136	$13,933	$34,310
As of December 31, 2015	$12,686	$24,991	$18,864	$56,541

The depreciation expense in 2015 of $18.4 million (2014: $9.6 million) is included in ‘Costs and expenses’ within general and administrative expenses.

The carrying amount of the Leasehold improvements has been reduced to its recoverable amount through recognition of an impairment charge. This charge has been included in ‘Costs and expenses’ within general and administrative expenses.

16. Deferred taxation

Deferred tax assets and liabilities are reflected in the consolidated statements of financial position, as follows:

	December 31,	December 31,
(in thousands)	2015	2014
Deferred tax assets	$30,745	$14,733
Deferred tax liabilities	(3,634)	(669)
Net deferred assets	$27,111	$14,064

The deferred tax asset of $30.7 million includes $25.5 million expected to be realized in more than one year. The deferred tax liability of $3.6 million includes $2.4 million expected to be realized in more than one year.

Deferred tax assets are recognized for timing differences on share-based awards granted and other temporary differences, to the extent that the realization of the related tax benefit through future taxable profits is probable. Gross movement on the deferred income tax account is as follows:

(in thousands)	2015	2014
At January 1,	$14,064	$47,423
Recognized in the statement of operations:
- Intangibles	1,147	68
- Share options	12,878	(3,455)
- Other	1,157	(801)
Amounts recognized directly in equity	(1,246)	(27,090)
Recognized on acquisition
- Tax losses	2,800	—
- Intangibles	(3,244)	—
- Other	(85)	—
Exchange differences	(360)	(2,081)
At December 31,	$27,111	$14,064

The movements in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, are as follows:

Deferred tax assets

(in thousands)	Tax losses	Share options	Intangibles	Other	Total
At January 1, 2014	$—	$45,909	$378	$1,153	$47,440
Recognized in the statement of operations	—	(3,455)	68	(897)	(4,284)
Recognized in equity	—	(26,331)	—	—	(26,331)
Exchange differences	—	(1,919)	(46)	(127)	(2,092)
At December 31, 2014	$—	$14,204	$400	$129	$14,733
Recognized in the statement of operations	—	12,878	1,156	812	14,846
Recognized in equity	—	(1,246)	—	—	(1,246)
Recognized on acquisition	2,800	—	—	—	2,800
Exchange differences	—	(446)	(40)	98	(388)
At December 31, 2015	$2,800	$25,390	$1,516	$1,039	$30,745

Deferred tax liabilities

(in thousands)	Intangibles	Other	Total
At January 1, 2014	$—	$(17)	$(17)
Recognized in the statement of operations	—	96	96
Recognized in the statement of equity	—	(759)	(759)
Exchange differences	—	11	11
At December 31, 2014	$—	$(669)	$(669)

At January 1, 2015	$—	$(669)	$(669)
Recognized in the statement of operations	(9)	345	336
Recognized on acquisition	(3,244)	(85)	(3,329)
Exchange differences	—	28	28
At December 31, 2014	$(3,253)	$(381)	$(3,634)

A deferred tax liability of $43.5 million has not been recognized in respect of timing differences with regard to the undistributed profits in foreign subsidiaries of the Company of $730.9 million (2014: $512.3 million). The Company has control over the reversal of these timing differences and does not intend to repatriate cash to KDE, our ultimate parent in the form of a dividend.

Changes to the UK corporation tax rates were substantively enacted during 2015. These include reductions to the main rate to reduce the rate to 19% from April 1, 2017 and to 18% from April 1, 2020. Deferred taxes at the balance sheet date have been measured using these enacted tax rates and reflected in these financial statements.

17. Trade and other payables

	December 31,	December 31,
(in thousands)	2015	2014
Trade payables	$2,646	$17,403
Accrued marketing expenses	40,265	36,133
Accrued employee expenses	21,891	47,218
Accrued capital work in progress	1,078	4,247
Social security and other indirect taxes	15,422	24,597
Liability relating to player balances	2,143	2,627
Contingent consideration	700	—
Unearned income	2,632	566
Other liabilities	14,546	4,847
Total trade and other payables	$101,323	$137,638

Liability relating to player balances is equal to the amount of cash held on behalf of customers (note 12).

At December 31, 2015 and 2014, approximately 9% and 14%, respectively, of total trade payables of the Group, was held in a currency other than the functional currency of each individual entity.

18. Provisions

	Restoration	Sales taxes	Total
At January 1, 2014	$1,266	$15,513	$16,779
- additions	2,027	—	2,027
- reversals	—	(15,513)	(15,513)
Exchange differences	(238)	—	(238)
At December 31, 2014	$3,055	$—	$3,055
- additions	3,798	7,038	10,836
Exchange differences	(208)	7	(201)
At December 31, 2015	$6,645	$7,045	$13,690

Analysis of total provisions:

(in thousands)	2015	2014
Current	$4,017	$—
Non current	9,673	3,055
Total	$13,690	$3,055

Restoration

This provision is based on future expected restoration costs required to restore the Group’s leased buildings to their fair condition at the end on their respective lease terms. Contractual amounts are due to be incurred at the end of the lease term.

Sales Taxes

The Group provides for sales taxes and associated penalties that may be due to different tax authorities when a potential obligation is identified. The provision is determined based on the Company’s assumptions with regard to the location of players, the development of case law, tax authority interpretation and the sale of products in the relevant territory. As these are inherently judgmental matters, the actual obligation may differ from the amount provided. As new information about the various risks becomes apparent over the course of the year, the Company periodically reassesses the risks of payment and may reverse the provision if appropriate.

19. Share capital

As set out in note 2, during 2014, the Company engaged in a corporate reorganization, where the entire share capital of MIHC was acquired by KDE, a newly formed company, which became the parent company of the Group, by way of a share-for-share exchange at a ratio of 5-for-2 in which the existing shareholders of MIHC exchanged their shares in MIHC for shares having substantially the same rights in the Company. Upon the exchange, the historical consolidated financial statements of MIHC became the historical consolidated financial statements of KDE. Following the reorganization all previous issued share classes in KDE, with the exception of Euro deferred shares were re-designated into ordinary shares with a nominal value of $0.00008 per share.

The total number of authorized shares by class is as follows:

	2015	2014	2013
A ordinary shares	—	—	2,237,175,000
B ordinary shares	—	—	49,460,000
C ordinary shares	—	—	23,687,500
D1 ordinary shares	—	—	158,815,925
D2 ordinary shares	—	—	30,642,738
D3 ordinary shares	—	—	58,097,805
E ordinary shares	—	—	21,310,000
Deferred ordinary shares	—	—	750,912,170
A preference shares	—	—	169,385,000
B preference shares	—	—	21,222,500
Ordinary shares	1,000,000,000	1,000,000,000	—
Preferred shares	12,500,000	12,500,000	—
Euro deferred shares	40,000	40,000	—
Total	1,012,540,000	1,012,540,000	3,520,708,638

Ordinary shares

There is one class of ordinary shares authorized with a nominal value of $0.00008 per share.

The holders of ordinary shares are entitled to receive dividends out of funds legally available at the time and in the amounts that the Company’s Board of Directors (the Board) may determine. Holders of ordinary shares are entitled to one vote per share. In the event of liquidation, reduction of capital or otherwise, the holders of ordinary shares shall be entitled to distribution of assets, after payments are made to preferred shares in the Company then in issue, equally and pro rata to the number of ordinary shares held. Other than where statutory pre-emption rights have been disapplied by special resolution, any new shares will be offered for subscription to the holders of the ordinary shares in proportion to the shares held by each of them. Such statutory pre-emption rights have been disapplied for a period of five years.

Preferred shares

There is one class of preferred shares authorized with a nominal value of $0.00008 per share.

The holders of preferred shares are entitled to receive dividends at such rates, on such conditions and at such times as the Directors may fix in any resolution adopted by the Board providing for the issue of such preferred shares. Preferred shares shall have such voting powers as are stated and expressed in any resolution adopted by the Board providing for the issue of preferred shares. Preferred shares shall be entitled to such rights upon the dissolution of the Company, or upon any distribution of its assets, as the Directors may fix in any resolution adopted by the Board providing for the issue of such preferred shares. Preferred shares shall be convertible into, or exchangeable for, shares of any other class at such price or at such rates of exchange and with such adjustments as the Directors determine.

Euro deferred shares

There is one class of deferred shares authorized with a per share nominal value denominated in euros of €1.00 ($1.30).

Euro deferred shares are non-voting and not entitled to a dividend. Euro deferred shares shall only be entitled to participate in an exit event if the proceeds exceed €100 billion.

Movement in issued and fully paid share capital is as follows:

	Ordinary Shares (1)		E ordinary Shares		Deferred Shares		Total
	Shares	$	Shares	$	Shares	$	Shares	$
At January 1, 2013	300,363,156	24,029	17,227,880	1,378	—	—	317,591,036	25,407
Shares issued	2,245,000	180	—	—	503,355,703	40,151	505,600,703	40,331
Shares repurchased	(400,000)	(32)	—	—	—	—	(400,000)	(32)
Shares forfeited	(2,593,322)	(207)	—	—	—	—	(2,593,322)	(207)
At December 31, 2013	299,614,834	23,970	17,227,880	1,378	503,355,703	40,151	820,198,417	65,499
Shares issued	11,025,583	882	—	—	40,000	52,040	11,065,583	52,922
Shares repurchased	(295,217)	(24)	(17,227,880)	(1,378)	—	—	(17,523,097)	(1,402)
Options exercised	4,312,107	345	—	—	—	—	4,312,107	345
RSUs vested	41,919	3	—	—	—	—	41,919	3
Shares issued (IPO)	15,533,334	1,243	—	—	—	—	15,533,334	1,243
Shares converted	(8,273,646)	(661)	—	—	8,273,646	661	—	—
Shares cancelled	—	—	—	—	(511,629,349)	(40,812)	(511,629,349)	(40,812)
At December 31, 2014	321,958,914	25,758	—	—	40,000	52,040	321,998,914	77,798
Shares issued	—	—	—	—	—	—	—	—
Shares repurchased	(8,465,911)	(677)	—	—	—	—	(8,465,911)	(677)
Options exercised	2,008,010	161	—	—	—	—	2,008,010	161
RSUs vested	637,632	51	—	—	—	—	637,632	51
At December 31, 2015	316,138,645	25,293	—	—	40,000	52,040	316,178,645	77,333

(1)         Includes unvested restricted shares. Refer to note 20 for further details.

Shares issued

2013

The Company granted 2,245,000 D1 ordinary shares, now ordinary shares, to selected employees and existing shareholders, for an immaterial amount.

The Company granted 503,355,703 deferred shares to an executive officer. Prior to the IPO these shares were bought back by the Company and cancelled.

2014

On January 29, 2014, the Company granted 10,855,580 D3 restricted ordinary shares, now restricted ordinary shares, to selected employees, for an aggregate purchase price of $3 million. These shares participated in the share-for-share exchange as described above. Immediately prior to the IPO on March 26, 2014, these D3 restricted ordinary shares were converted into restricted ordinary shares and deferred shares, which were subsequently cancelled.

Prior to the IPO, the Company also granted an additional 167,500 D1 restricted shares, now restricted ordinary shares and 2,503 ordinary shares, to selected employees and existing shareholders.

On incorporation of KDE, 40,000 Euro deferred shares with a nominal value of €1.00 ($1.30) per share were subscribed to existing shareholders.

Shares repurchased

2013

During 2013, the Company repurchased 400,000 D1 ordinary shares, included within ordinary shares, from former employees, for an immaterial amount.

2014

On January 31, 2014, the Company repurchased 17,227,880 E ordinary shares held by Stephane Kurgan, the Chief Operating Officer and a Director of the Company, in exchange for an aggregate repurchase price of $1.2 million and 7,422,180 D1 share options, linked to D3 restricted shares.

During 2014, the Company repurchased 276,467 D1 ordinary shares and 18,750 ordinary shares, both included within ordinary shares, from former employees, for an immaterial amount.

2015

On November 4, 2014, the Board approved, subject to requisite regulatory and shareholder approval, a one year share repurchase program of up to $150 million worth of our ordinary shares to be effected through open market purchases. The Company obtained the requisite approvals for the program from shareholders and the Irish Takeover Panel on January 29, 2015. For the year ended December 31, 2015, the Company repurchased an aggregate of 8.2 million shares for $126 million under this program.

In addition to this during 2015, the Company repurchased 216,598 D1 ordinary shares, included within ordinary shares, from former employees, for an immaterial amount.

Shares issued (IPO)

Upon completion of the IPO on March 26, 2014, the Company issued 15,533,334 ordinary shares with a nominal value of $0.00008 per share.

Shares cancelled

On March 25, 2014, all outstanding deferred ordinary shares of MIHC were bought back by the Company and cancelled.

20. Share-based payments

The Company has granted equity-settled and cash-settled share-based awards.

The following tables summarize the methods used to measure the fair value for each type of share-based award and the related vesting period over which the expense is recognized:

Awards currently in issue under share structure of the current parent, KDE:

Type of Award	Vesting period	Fair Value Measure	Classification

Restricted Shares	Predominately over a four-year period, with a one-year cliff, followed by quarterly vesting	Monte Carlo valuation model	Equity-settled

Share Options	Predominately over a four-year period, with a one-year cliff, followed by quarterly vesting	Black-Scholes option pricing model	Equity-settled

Restricted Stock Units	Predominately over a four-year period, with a one-year cliff, followed by quarterly vesting	Black-Scholes option pricing model	Equity-settled

Awards previously in issue under share structure of MIHC:

Type of Award	Vesting period	Fair Value Measure	Classification

D1 Share Options	Predominately over a four-year period, with a one-year cliff, followed by quarterly vesting	Monte Carlo valuation model	Equity-settled

Linked (D1 Share) Options with Linked (D3 Restricted) Shares	Predominately over a four-year period, with a one-year cliff, followed by quarterly vesting	Monte Carlo valuation model	Equity-settled

D2 Restricted Shares	Predominately over a four-year period with quarterly vesting	Monte Carlo valuation model	Equity-settled

Shadow Options	Upon completion of a qualifying exit event	Black-Scholes option pricing model	Equity-settled

Discretionary Bonus Units	50% upon initial public offering (IPO), 50% on first anniversary of IPO	Black-Scholes option pricing model	Cash-settled

Restricted shares

The Company awarded the following restricted shares previously referred to as D1, D2 and D3 ordinary restricted shares (the restricted shares) to certain employees and non-executive directors. The movement in these awards during 2015, 2014, and 2013 is as follows:

	D1 Restricted Shares	D2 Restricted Shares	D3 Restricted Shares	Total Restricted Shares
At January 1, 2013	7,847,158	7,531,248	—	15,378,406
Granted	1,143,750	—	—	1,143,750
Forfeited	(336,250)	—	—	(336,250)
Vested	(1,336,827)	—	—	(1,336,827)
Converted	(2,437,663)	(3,830,342)	—	(6,268,005)
At December 31, 2013	4,880,168	3,700,906	—	8,581,074
At January 1, 2014	4,880,168	3,700,906	—	8,581,074
Granted	167,500	—	10,855,580	11,023,080
Forfeited	(88,594)	—	—	(88,594)
Vested	(2,799,712)	(2,362,223)	(46,837)	(5,208,772)
Converted	—	—	(8,273,646)	(8,273,646)
At December 31, 2014	2,159,362	1,338,683	2,535,097	6,033,142
At January 1, 2015	2,159,362	1,338,683	2,535,097	6,033,142
Forfeited	(216,599)	—	—	(216,599)
Vested	(1,322,705)	(1,338,683)	(79,282)	(2,740,670)
At December 31, 2015	620,058	—	2,455,815	3,075,873

The restricted shares are issued upon grant and contain claw-back provisions which lapse in accordance with the required service period. The Company recognizes the corresponding compensation expense of those awards, net of estimated forfeitures and has recognized a share-based payment expense for these awards of $1.5 million, $3.9 million, and $4.2 million for D1 restricted shares and $0.1 million, $0.1 million, and $0.3 million for D2 restricted shares in 2015, 2014, and 2013, respectively, based on the fair value of the shares at date of grant.

All Linked (D3 restricted) Shares are linked to share options (previously D1 share options) and are included in the fair value calculation of share options below, and consequently excluded from the diluted weighted average number of shares in issue. All D1, D2 and Linked (D3 restricted) Shares are now included within ordinary shares.

The Company determines the grant date fair value of the D1 and D2 restricted shares on the grant date using the Monte Carlo valuation model. The weighted-average fair value of all restricted shares granted for the years ended December 31, 2014 and 2013 was determined using the following assumptions:

	2014	2013
Weighted-average fair value ($)	22.47	7.49
Weighted average of key assumptions:
Share price ($)	22.47	7.5
Subscription price ($)	0.00008	1.90929
Hurdle price ($)
D1 Shares	—	0.18222
Expected term, in years	4	3.44
Risk-free interest rates	0.69%	0.17%
Expected volatility	55%	55%
Dividend yield	0%	0%

Expected volatility has been calculated based on the share price volatility of comparable companies over a time period equal to the expected life of the awards and historical share price volatility of the Company’s publicly traded shares, where available.

Share options (previously D1 share options)

Previously, options granted to purchase D1 ordinary shares were referred to as “D1 share options”, upon the completion of the reorganization and IPO, all options granted are ordinary shares and referred to as “share options”.

The Company granted the following options to purchase ordinary shares to certain employees and non-executive directors, during 2015, 2014, and 2013:

	2015		2014		2013
	Share Options	Weighted- Average Exercise Price ($)	Share Options	Weighted- Average Exercise Price ($)	Share Options	Weighted- Average Exercise Price ($)
At January 1,	22,879,801	14.73	19,054,987	5.07	7,402,487	0.00008
Granted	2,911,747	15.42	8,310,174	29.14	12,998,750	7.44
Exercised	(2,008,010)	2.85	(4,312,107)	0.16	(325,000)	0.00008
Forfeited	(808,103)	8.81	—	6.93	(992,500)	0.00008
Cancelled	—	—	(173,253)	—	(28,750)	7.46
At December 31,	22,975,435	16.06	22,879,801	14.73	19,054,987	5.07
Exercisable at December 31,	6,344,035	21.21	3,455,674	19.26	3,192,661	0.00008

The aggregate intrinsic value of options exercised was $24.2 million, $65.1 million, and $2.6 million for the years ended December 31, 2015, 2014 and 2013.

The options expire ten years after their grant date. The weighted-average remaining contractual life of the share options outstanding is 7.97 years as of December 31, 2015. These options have an exercise price range of between $0.00008 and $31.37.

The Company has recognized a share-based payment expense, net of forfeitures, for these awards of $44.6 million, $97.5 million and $14.4 million in 2015, 2014, and 2013, respectively, and of this, $25.7 million and $78.9 million in 2015 and 2014, respectively, related to options linked to Linked (D3 restricted) Shares (nil in 2013).

The weighted-average remaining contractual life and weighted-average exercise price of the share options outstanding as of December 31, 2015 are presented in the table below:

Exercise Price	Number of Share Options	Weighted- Average Exercise Price ($)	Weighted- Average Remaining Life (Yrs)
Less than $0.01	668,848	0.00008	6.66
$ 0.01 - $5.00	16,068	4.11	7.73
$ 5.01 - $10.00	11,609,592	7.51	7.64
$ 10.01 - $20.00	3,258,747	15.04	9.14
Greater than $20.00	7,422,180	31.37	8.08
	22,975,435	16.06	7.97

Of these share options granted, an aggregate of 3,500,000 include the right to subscribe for D3 restricted shares, which were granted to our executive directors and will vest over the service period to the extent that certain market-based vesting conditions are satisfied. These conditions are based on the Company’s achievement of an average target share price over a specified time period, which commenced upon IPO. These awards are divided into three tranches and each tranche has a target share price of either $24.60, $30.60 or $36.60 per share.

The Company measures all share options at the fair value of the award on grant date using the Black-Scholes option pricing model. The weighted-average fair value of all options granted in 2015, 2014, and 2013 was determined using the following principal assumptions:

	2015	2014	2013
Weighted-average fair value ($)	7.67	9.77	10.48
Weighted average of key assumptions:
Share price ($)	15.42	21.92	16.00
Exercise price ($)	15.42	29.42	7.44
Hurdle price ($)	—	—	0.0005
Expected term, in years	6.12	5.66	5.65
Risk-free interest rates	1.78%	1.89%	1.66%
Expected volatility	55%	55%	55%
Dividend yield	0%	0%	0%

Expected volatility has been calculated based on the share price volatility of comparable companies over a time period equal to the expected life of the awards and historical share price volatility of the Company’s publicly traded shares, where available.

Restricted stock units (RSUs)

A restricted stock unit represents the right to receive one ordinary share on a specified date, subject to such conditions and restrictions, including continued employment or service.

The Company awarded the following RSUs to selected employees during the year ended December 31, 2015 and 2014, there were no RSUs awarded in 2013:

	2015	2014
At January 1,	1,799,515	—
Granted	5,462,040	1,910,693
Vested	(637,632)	(41,919)
Forfeited	(466,705)	(69,259)
At December 31,	6,157,218	1,799,515

The Company recognized a share-based payment expense for these awards of $37.2 million and $15.3 million net of estimated forfeitures in the years ended December 31, 2015 and 2014, respectively, based on the fair value of the RSU at date of grant.

The Company determines the fair value of RSUs using the Black-Scholes option-pricing model. The weighted-average fair value of all options granted for the years ended December 31, 2015 and 2014 were determined using the following principal assumptions:

	2015	2014
Weighted-average fair value ($)	15.43	18.78
Weighted-average of key assumptions:
Share price ($)	15.43	12.63
Expected term, in years	4.00	4.00
Risk-free interest rates	0.74%	0.68%
Expected volatility	55%	55%
Dividend yield	0%	0%

Expected volatility has been calculated based on the share price volatility of comparable companies over a time period equal to the expected life of the awards and historical share price volatility of the Company’s publicly traded shares, where available.

Shadow options

The Company awarded shadow options to selected employees entitling them to subscribe for a specified number of ordinary shares in the event of an IPO.

The movement in shadow options during the 2014 and 2013 is as follows:

	2014	2013
At January 1,	223,750	—
Granted	—	223,750
Vested	(79,994)	—
Lapsed	(143,756)	—
At December 31,	—	223,750

Upon the IPO a significant portion of shadow options vested and were converted into share options, the remaining balance lapsed and was replaced with an equivalent number of RSUs.

The Company recognized a share-based payment expense for these awards of $78,780 and $293,810 in 2014 and 2013 respectively, based on the fair value of the awards at date of grant.

The Company determines the fair value of shadow options using the Black-Scholes option pricing model. The weighted- average fair value of all options granted in 2013 was determined using the following principal assumptions:

2013
Weighted-average fair value ($)	4.15
Weighted average of key assumptions:
Share price ($)	4.61
Exercise price ($)	0.00008
Expected term, in years	0.92
Risk-free interest rates	0.16%
Expected volatility	55%
Dividend yield	0%

Discretionary Bonus Units (DBUs)

The following DBUs were outstanding at December 31, 2015, 2014 and 2013:

	2015	2014	2013
At January 1,	2,627,715	2,627,715	3,074,818
Settled	(2,627,715)	—	(447,103)
At December 31,	—	2,627,715	2,627,715

Upon IPO, the settlement value of the DBUs was determined. Fifty percent of the settlement value was paid upon the IPO, with the remaining 50% paid in March 2015.

Total expense of $1.3 million, $14.1 million and $36.0 million were recorded in 2015, 2014, and 2013, respectively, including mark-to-market adjustments of $nil, $3.1 million and $34.1 million, respectively.

The corresponding liability is recorded in trade and other payables.

The Company determines the fair value of DBUs using the Black-Scholes option pricing model based on the following assumptions:

	2014	2013
Weighted-average fair value ($) (1)	55.56	20.93
Weighted-average of key assumptions:
Share price ($)	—	20.93
Expected term, in years	—	0.25
Risk-free interest rates	—	0.07%
Expected volatility	—	55%
Dividend yield	—	0%
Hurdle ($ in millions) (€54.7 million)	—	74.4

(1)  The final DBU value was based on the enterprise value of the Company upon IPO. Fifty percent of the settlement value was paid upon IPO with the remainder payable on the first anniversary of the IPO, provided that the employee remains in employment on the relevant payment date.

The share-based payments expense included in the consolidated statements of operations is allocated as follows:

	2015	2014	2013
Cost of revenue	$969	$4,461	$3,410
Research and development	32,053	47,214	40,781
Sales and marketing	8,169	6,227	1,212
General and administrative	43,541	73,054	9,886
Total share-based payments	$84,732	$130,956	$55,289

21. Commitments

The Group has the following commitments for the years ended December 31, 2015 and 2014:

	December 31,	December 31,
(in thousands)	2015	2014
Operating lease commitments (1)
Within one year	$17,447	$12,213
1 - 3 years	38,589	21,224
3 - 5 years	24,499	10,801
Later than five years	35,627	2,404
	$116,162	$46,642

Purchase obligations
Within one year	$6,405	$4,419
1 - 3 years	5,347	2,530
Later than five years	163	—
	$11,915	$6,949

(1)  The Group leases various offices under non-cancellable operating lease agreements. The lease terms are between three months and ten years and the majority are renewable at the end of the lease period.

During the year ended December 31, 2015, the Company entered into non-cancellable lease agreements for multiple offices for lease terms between five and ten years.

22. Related party transactions

All companies forming part of the Group are considered to be related parties as these companies are ultimately owned by KDE. The Group’s largest shareholder is Bellaria Holding S.a.r.l, for whom Apax WW Nominees Ltd. is the sole shareholder, and advised by Apax Partners, a private equity firm affiliated with Roy Mackenzie and Andrew Sillitoe, members of the Board. The remaining shares are widely held.

The following transactions were carried out with related parties:

(a)  Key management personnel remuneration

Key management personnel compensation for employee and director services during the year is shown below:

	Year Ended December 31,
(in thousands)	2015	2014	2013
Short-term employee benefits	$13,605	$28,996	$20,754
Share-based payments (1)	44,652	79,476	9,393
Post-employment benefits	211	254	116
Total	$58,468	$108,726	$30,263

(1)         Non-cash amount. Expense recognized in the statement of operations

(b) Loan Agreements

In June, 2013, the Company entered into a loan facility agreement with Stephane Kurgan, the Chief Operating Officer and Director of the Company, for $0.9 million. The interest rate was 4.0% per year and the terms of the loan facility was determined through arm’s length negotiations among the parties. The loan was subsequently repaid on October 28, 2013.

(c)  Repurchase of shares

On January 31, 2014, the Company repurchased 17,227,880 E ordinary shares held by Stephane Kurgan, the Chief Operating Officer and a Director of the Company, in exchange for an aggregate repurchase price of $1.2 million and 7,422,180 D1 share options, linked to D3 restricted shares. D3 restricted shares, which was a new class of shares in 2014 converted into ordinary shares based on a pre-determined formula, which considered the value of the IPO value and specified hurdles.

(d) Purchase of services and other costs

December 31, 2015, 2014 and 2013 the Company purchased consulting services and a software license from a company affiliated with John. S. Knutsson, the Chief Creative Officer and a Director of the Company.

During 2014, the Company made a bonus payment, for advisory services rendered in 2013, by a related party associated with Bellaria Holding S.a.r.l.

In 2014 upon completion of the IPO, the Company assumed some related costs on behalf of certain shareholders.

(i) The purchase of services and other costs from related parties is shown below:

	Year Ended December 31,
(in thousands)	2015	2014	2013
Entity related to key management personnel	$1,666	$3,733	$1,038
Total	$1,666	$3,733	$1,038

(ii)  Balances arising from the purchase of services and other costs from related parties as of December 31, 2015, 2014 and 2013 are shown below:

(in thousands)	2015	2014	2013
Entity related to key management personnel	$222	$262	$294
Total	$222	$262	$294

23. Dividends per share

An interim dividend of $1.050 per share, amounting to a total dividend of $286.7 million, was declared by the Board on October 21, 2013 and paid on October 24, 2013.

An interim dividend of $0.795 per share, amounting to a total dividend of $217.1 million, was declared by the Board on January 31, 2014 and paid on February 6, 2014.

A special dividend of $0.460 per ordinary share, amounting to a total dividend of $146.8 million, was declared by the Board on August 10, 2014 and paid on October 22, 2014.

A special dividend of $0.94 per ordinary share, amounting to a total dividend of $298.2 million, was declared by the Board on February 12, 2015 and paid on March 24, 2015.

24. Business combinations

Nonstop Games Oy

On August 6, 2014, the Company acquired 100% of the equity of Nonstop Games Oy, a games developer based in Singapore.

Consideration for this acquisition includes an upfront payment of $6.3 million and contingent consideration of up to $84.0 million.

$16.0 million of the contingent consideration can be secured in exchange for post-acquisition services from certain Nonstop Games employees regardless of meeting the contingent consideration criteria over a four year period subsequent to the acquisition date. An additional upfront payment was made to certain Nonstop Games employee shareholders of $9.7 million which is linked to post-acquisition services over a one year period subsequent to the acquisition date.

Contingent consideration is linked to amounts generated from games launched by Nonstop Games over a specified period.

The range of the potential undiscounted amount of all future payments that the Company could be required to make under the contingent consideration arrangement is between nil and $84.0 million.

The fair value of the contingent consideration arrangement of $17.0 million was estimated using the income approach. The fair value measurement is based on significant inputs that are not observable in the market, which IFRS 13 Fair Value Measurement refers to as Level 3 Inputs. Key assumptions include expected game launch dates and performance.

The following tables summarize the fair value of the consideration paid for Nonstop Games and the assets acquired and liabilities assumed recognized at the acquisition date:

(in thousands)
Cash consideration	$6,254
Fair value of contingent consideration	17,000
Total fair value of consideration	$23,254

(in thousands)
Cash and other assets	$1,353
Intangible assets	437
Liabilities	(1,325)
Net assets	465
Goodwill	$22,789

The goodwill of $22.8 million arising from the acquisition consists largely of the economies of scale, assembled workforce and synergies expected from combining the operations of the Company and Nonstop Games. None of the goodwill recognized is expected to be deductible for income tax purposes. Intangible assets include an in-process game in development. The intangible asset was valued using the replacement cost methodology. Acquisition-related costs were $1.2 million.

As of December 31, 2015, the contingent consideration was remeasured to $nil using the income approach.

Astrapia (“Comufy”) Limited

On September 10, 2014, the Company acquired 100% of the outstanding equity of Astrapia Limited, a leading provider of dynamic social CRM software, which operated under the trade name, “Comufy”.

Consideration for this acquisition included an upfront payment of $11.8 million and $5.2 million of additional payments linked to the continued employment of certain employees over a two year period, subsequent to the acquisition date. The goodwill arising on the acquisition was $8.9 million (£5.7 million).

Z2Live, Inc.

On February 24, 2015, the Company acquired 100% of the equity of Z2Live, Inc., a games developer based in Seattle, Washington to contribute to its diversification into new genres.

Consideration for this transaction included an upfront payment of $55.4 million, including $10.8 million to purchase cash on hand at close and contingent consideration of up to $76.5 million. In addition, certain employees are entitled to an employment linked contingent payment of up to $30.0 million.

The contingent consideration is linked to amounts generated from specific games launched within a defined period as well as a tax refund. The potential range of undiscounted future payments that the Company could be required to make under the contingent consideration arrangement is between $nil and $76.5 million.

The fair value of the contingent consideration arrangement was estimated using the income approach. The fair value measurement is based on significant inputs that are not observable in the market, which IFRS 13 ‘Fair Market Value’ refers to as Level 3 Inputs. Key assumptions include expected game launch dates and game performance.

The following tables summarize the provisional fair value of the consideration paid for Z2Live, Inc. and the assets acquired and liabilities assumed recognized at the acquisition date:

(in thousands)
Cash consideration	$55,432
Fair value of contingent consideration	8,700
Total fair value of consideration	$64,132

(in thousands)
Cash and other assets	$15,286
Intangible assets	8,580
Liabilities	(4,718)
Net assets	19,148
Goodwill	$44,984

The goodwill of $45.0 million arising from the acquisition consists largely of the economies of scale, assembled workforce and synergies expected from combining the operations of the Company and Z2Live, Inc. None of the goodwill recognized is expected to be deductible for income tax purposes. Intangible assets are primarily made up of games in development. The intangible assets were valued using the replacement cost methodology. Acquisition-related costs were $1.2 million.

As of December 31, 2015, the contingent consideration was remeasured to $1.7 million using the income approach.

25. Contingencies

Litigation

Beginning on March 17, 2015, purported securities class action lawsuits were filed in the Superior Court of the State of California, County of San Francisco, against the Company, certain of its directors and executive officers and underwriters of the Company’s IPO.  The lawsuits were brought by purported shareholders of the Company seeking to represent a class consisting of all those who purchased stock pursuant and/or traceable to the Registration Statement and Prospectus issued in connection with the IPO.  The lawsuits have now been consolidated. Plaintiffs assert claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended (the Securities Act) and seek unspecified damages and other relief.  The Company has not recorded a liability in relation to these lawsuits and believes that the claims are without merit and intends to defend the lawsuits vigorously.

26. Events after the end of the reporting period

On November 2, 2015, the Company reached an agreement with Activision Blizzard, Inc., a Delaware corporation (AB), on the terms of a recommended acquisition by ABS Partners C.V., a partnership formed in The Netherlands and a wholly-owned subsidiary of AB  (AB Sub), of the Company’s entire issued and to be issued ordinary share capital (the Acquisition) by means of a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act 2014 (the Scheme) and in accordance with the Irish Takeover Panel Act 1997, Takeover Rules, 2013 (the Irish Takeover Rules).  As a result of the Acquisition, the Company will become a wholly-owned subsidiary of AB Sub and, if the Scheme becomes effective, shareholders will be entitled to receive $18.00 in cash for each ordinary share of the Company owned by them on the date on which the Scheme becomes effective.

The consummation of the Acquisition is subject to certain conditions, including, among others, approval of the Scheme by the High Court of Ireland, and receipt of clearances by the relevant antitrust authorities (including the European Commission). The condition that the Scheme must be approved by shareholders was satisfied on January 12, 2016.  The consummation of the Acquisition is not subject to a financing condition.  The Acquisition is expected to be completed in February 2016.

27. Principal subsidiaries

The Company’s subsidiaries as at the end of December 31, 2015 are as follows:

	Country of
	registration/	Proportion of shares
Company	incorporation	held by the Group	Nature of business
King Digital Malta Holding Limited	Malta	100%	Holding Company
Midasplayer International Holding Company Limited	Malta	100%	Holding Company
Midasplayer Malta Holding Company Limited	Malta	100%	Holding Company
King.com Limited	Malta	100%	Social & Mobile Gaming
King Digital Malta Intermediate Limited	Malta	100%	Holding Company
Midasplayer (Skills) Limited (Malta) Branch *	Malta	100%	Online Games
Z2Live, Inc. *	USA	100%	Research & Development
Iron Fang LLC *	USA	100%	Research & Development
Powder Monkey Games LLC *	USA	100%	Research & Development
Midasplayer Technology AB	Sweden	100%	Research & Development
Midasplayer.com Limited	England and Wales	100%	Shared Services
Midasplayer AB	Sweden	100%	Research & Development
Midasplayer Vertriebs GmbH	Germany	100%	Sales & Marketing
King.com Inc	USA	100%	Sales & Marketing
Digital Jester Limited	England and Wales	100%	Research & Development
King Games Studio S.L.	Spain	100%	Research & Development
King Mobile AB	Sweden	100%	Dormant
Midasplayer (Skills) Limited	England and Wales	100%	Online Games
King Shared Services S.L.	Spain	100%	Shared Services
King Games Studio (Bucharest) SRL	Romania	100%	Research & Development
King Japan Co. Ltd	Japan	100%	Sales & Marketing
Astrapia Limited	England and Wales	100%	Sales & Marketing
NonStop Games Oy	Finland	100%	Holding Company
GamesMadeMe PTE Ltd	Singapore	100%	Research & Development
King Korea Ltd	Korea	100%	Sales & Marketing
King Digital Technology (Shanghai) Co. Ltd	China	100%	Sales & Marketing
Ludonauts Limited	Malta	100%	Research & Development

*         New entity added during 2015.

The percentage of the issued capital held by the Group is equivalent to the percentage of voting rights held. The Group holds the whole of all classes of issued share capital.